Exhibit 99.1

PRESS RELEASE

MARSHALL A. LOEB TO BECOME GLIMCHER REALTY TRUST CHIEF
OPERATING OFFICER

COLUMBUS, OH – April 18, 2005 – Glimcher Realty Trust (NYSE: GRT), one of the country’s premier retail REITS today announced the appointment of Marshall A. Loeb as Executive Vice President and Chief Operating Officer, effective Monday, May 16, 2005.

Loeb, 42, has served as Chief Financial Officer of Parkway Properties, a NYSE Real Estate Investment Trust with assets under management of $1.2 billion. Prior to his experience with Parkway Properties, Loeb was Senior Vice President/Western Regional Director for Eastgroup Properties, a NYSE Real Estate Investment Trust with a focus on industrial properties. Loeb holds an MBA from the Harvard School of Business Administration. He additionally holds a Master of Tax Accounting degree from the University of Alabama.

“Marshall brings a wealth of leadership experience to Glimcher, including uncompromising standards for business and fiscal management and a passion for achieving the high goals he establishes,” said Michael Glimcher, President and CEO of Glimcher Realty Trust. “Marshall’s balance of experience in financial analysis and property management will serve him well as he oversees operations at Glimcher’s 41 properties.”

About the Company

Glimcher Realty Trust, a real estate investment trust, is a recognized leader in the ownership, management, acquisition and development of enclosed regional and superregional shopping malls and community centers.

Glimcher Realty Trust’s common shares are listed on the New York Stock Exchange under the symbol “GRT”. Glimcher Realty Trust’s Series F and Series G preferred shares are on the New York Stock Exchange under the symbols “GRT.F” and “GRT.G”, respectively. Glimcher Realty Trust is a component of both the Russell 2000® Index, representing cap stocks, and the Russell 3000® Index, representing the broader market.

Visit Glimcher at: www.glimcher.com.

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